Exhibit 10.24

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into effective as of June 23, 2014 (the “Effective Date”), by and between Four Oaks Bank & Trust Company (the “Bank”), and David H. Rupp (“Employee”).
The Bank desires to employ Employee and Employee desires to accept such employment on the terms set forth below.
In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Bank and Employee agree as follows:
1.    EMPLOYMENT. Employee’s employment shall be subject to the terms and conditions set forth in this Agreement.
2.    NATURE OF EMPLOYMENT/DUTIES. Employee shall serve as Senior Vice President, Strategic Project Manager of the Bank. Employee shall report to Ayden Lee, President and Chief Executive Officer of the Bank and shall have such responsibilities and authority as the Bank may designate from time to time consistent with his title and position.
2.1    Employee shall perform all duties and exercise all authority in accordance with, and otherwise comply with, all Company policies, procedures, practices and directions.
2.2    Employee shall devote substantially all working time, best efforts, knowledge and experience to perform successfully his duties and advance the Bank’s interests. During his employment, Employee shall not engage in any other business activities of any nature whatsoever for which he receives compensation without the Bank’s prior written consent; provided, however, this provision does not prohibit him from personally owning and trading in stocks, bonds, securities, real estate, commodities or other investment properties for his own benefit and which do not create actual or potential conflicts of interest with the Bank.
3.    COMPENSATION.
3.1    Base Salary. Employee’s annual base salary for all services rendered shall initially be Two Hundred and Forty Thousand and 00/100 Dollars ($240,000.00) (less applicable taxes and withholdings) payable in accordance with the Bank’s customary payroll practices as they may exist from time to time (“Base Salary”). The Base Salary shall increase to an annual salary of Three Hundred Thousand and 00/100 Dollars ($300,000.00) (less applicable taxes and withholdings) as of January 1, 2015. The Employee’s Base Salary may be reviewed and further increased by the Bank at its discretion, in accordance with the Bank’s policies, procedures and practices as they may exist from time to time.

3.2    2014 Bonus. For the year 2014, Employee shall be eligible for a cash bonus of up to fifty percent (50%) of his 2014 Base Salary (“2014 Bonus”). The amount of the 2014 Bonus shall be determined based on guidelines and performance measures mutually agreed upon by Employee and Ayden Lee, President and Chief Executive Officer of the Bank. The 2014 Bonus shall be provided to Employee provided that Employee is employed by the Bank on the last day of the year for which the award was earned. The Annual Bonus shall be paid no later than two and one-half months following the end of the year for which it was earned.
3.3    Equity. Employee shall be entitled to participate in the Restricted Stock Plan contemplated by that certain Securities Purchase Agreement dated March 24, 2014 (“the “SPA”) by and between Four Oaks Fincorp, Inc., the holding company of the Bank (“FOFN”) and Kenneth R. Lehman in accordance with the terms of that Plan. Following adoption of such Restricted Stock Plan by FOFN, Employee shall be entitled to receive such number of shares of restricted stock equal to the lesser of (a) 240,000 or (b) the product of (i) 0.015 and (ii) the sum of (A) the number of shares FOFN issues in the Rights Offering (as defined in the SPA) and (B) the number of shares FOFN issues to Mr. Lehman under the SPA.
3.4    Benefits. Employee may participate in all medical, dental, disability, insurance, 401(k), vacation and other employee benefit plans and programs which may be made available from time to time to Company employees at Employee’s level; provided, however, that Employee’s participation is subject to the applicable terms, conditions and eligibility requirements of these plans and programs as they may exist from time to time. Nothing in this Agreement shall require the Bank to create, continue or refrain from amending, modifying, revising or revoking any of its group plans, programs or benefits that are offered to employees. Employee acknowledges that the Bank, in its sole discretion, may amend, modify, revise or revoke any such group plans, programs or benefits and any amendments, modifications, revisions and revocations of these plans, programs and benefits shall apply to Employee.
3.5    Business Expenses. Employee shall be reimbursed for reasonable and necessary expenses actually incurred by him in performing services under this Agreement in accordance with and subject to the terms and conditions of the applicable Company reimbursement policies, procedures and practices as they may exist from time to time. All such reimbursements shall be made no later than March 15 of the year following the year in which Employee incurred the expense.

3.6    Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Employee pursuant to this Agreement or any other agreement or arrangement with the Bank which is subject to recovery under any law, government regulation or stock exchange listing requirement, including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations of that Act, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Bank pursuant to any such law, government regulation or stock exchange listing requirement). Employee shall, upon written demand by the Bank, promptly repay any such incentive-based compensation or other compensation, or take such other action as the Bank may require for compliance with this Section.
4.    TERM OF EMPLOYMENT AND TERMINATION. The initial term of this Agreement and Employee’s employment hereunder shall be the one-year period commencing on the Effective Date and terminating on the first anniversary of the Effective Date (the “Initial Term”), provided that, on such anniversary of the Effective Date and on each annual anniversary thereafter, this Agreement shall automatically renew for successive one year periods on the same terms and conditions set forth herein unless: (a) earlier terminated or amended as provided herein or (b) either party gives the other written notice of non-renewal at least sixty (60) days prior to the end of the Initial Term or any renewal term of this Agreement. The Initial Term and all applicable renewals thereof are referred to herein as the “Term.”
4.1    Without Cause, Upon Notice. Either the Bank or Employee may terminate Employee’s employment and this Agreement without cause at any time upon giving the other party thirty (30) days written notice.
4.2    For Cause. The Company may terminate Employee’s employment and this Agreement immediately without notice at any time for “Cause,” which shall mean the following: (i) Employee’s demonstrated gross negligence or willful misconduct in the execution of his duties; (ii) Employee’s refusal to comply with the Bank’s policies, procedures, practices or directions, after notice and opportunity to cure within fifteen (15) days after such notice; (iii) Employee’s commission of an act of dishonesty; (iv) Employee’s being convicted of a felony; or (v) Employee’s breach of this Agreement.
4.3    By Death or Disability. Employee’s employment and this Agreement shall terminate upon Employee’s Disability or death. For purposes of this Agreement, “Disability” shall mean Employee’s physical or mental inability to perform substantially all of Employee’s duties, with or without reasonable accommodation, for a period of ninety (90) days, whether or not consecutive, during any 365-day period, as determined in the Bank’s reasonable discretion and in accordance with any applicable law. The Company shall give Employee written notice of termination for Disability and the termination shall be effective as of the date specified in such notice.
4.4    Following a Change in Control, by Employee for Good Reason. Following a Change in Control, as defined herein, Employee may terminate his employment and this Agreement if he has “Good Reason” to do so.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events or conditions without Employee’s consent: (i) a material diminution in Employee’s authority, duties, or responsibilities from such immediately prior to the Change in Control; (ii) a material change in the geographic location at which Employee must perform his services under this Agreement; and (iii) any other action or inaction that constitutes a material breach by the Bank of this Agreement. Provided that, in order for Employee to be able to terminate for Good Reason, Employee must first provide notice to the Bank of the condition Employee contends constitutes Good Reason within thirty (30) days of the initial existence of such condition, and the Bank must have thirty (30) days in which to remedy the condition, and further, if the condition is not remedied, Employee must terminate his employment within thirty (30) days of the end of the Bank’s thirty (30) day remedy period.
4.5    Survival. Section 6 (Confidential Information, Company Property and Competitive Business Activities) of this Agreement shall survive the termination of Employee’s employment and/or the termination of this Agreement, regardless of the reasons for such termination.
5.    COMPENSATION AND BENEFITS UPON TERMINATION. Upon termination of his employment and this Agreement for any reason, Employee shall be entitled to receive payment of any earned but unpaid compensation as of the date of such termination (“Accrued Earnings”).
6.    TRADE SECRETS, CONFIDENTIAL INFORMATION, COMPANY PROPERTY AND COMPETITIVE BUSINESS ACTIVITIES. Employee acknowledges that: (i) by virtue of his senior management and key leadership position with the Bank, Employee has had and will continue to have access to Trade Secrets and Confidential Information, as defined below; (ii) the Bank is engaged in the business of providing financial services and products in retail, commercial, and corporate banking (the “Business”); and (ii) the provisions set forth in this Confidential Information, Company Property and Competitive Business Activities Section are reasonably necessary to protect the Bank’s legitimate business interests, are reasonable as to time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable him to understand the scope of the restrictions imposed upon him.
6.1    Trade Secrets and Confidential Information. Employee acknowledges that: (i) the Bank will disclose to him certain Trade Secrets and Confidential Information; (ii) Trade Secrets and Confidential Information are the sole and exclusive property of the Bank (or a third party providing such information to the Bank) and the Bank or such third party owns all worldwide rights therein under patent, copyright, trade secret, confidential information, or other property right; and (iii) the disclosure of Trade Secrets and Confidential Information to Employee does not confer upon him any license, interest or rights of any kind in or to the Trade Secrets or Confidential Information.

6.1.1    Employee may use the Trade Secrets and Confidential Information only in accordance with applicable Company policies and procedures and solely for the Bank’s benefit while he is employed or otherwise retained by the Bank. Except as authorized in the performance of services for the Bank, Employee will hold in confidence and not directly or indirectly, in any form, by any means, or for any purpose, disclose, reproduce, distribute, transmit, or transfer Trade Secrets or Confidential Information or any portion thereof. Upon the Bank’s request, Employee shall return Trade Secrets and Confidential Information and all related materials.
6.1.2    If Employee is required to disclose Trade Secrets or Confidential Information pursuant to a court order or other government process or such disclosure is necessary to comply with applicable law or defend against claims, he shall: (i) notify the Bank promptly before any such disclosure is made; (ii) at the Bank’s request and expense take all reasonably necessary steps to defend against such disclosure, including defending against the enforcement of the court order, other government process or claims; and (iii) permit the Bank to participate with counsel of its choice in any proceeding relating to any such court order, other government process or claims.
6.1.3    Employee’s obligations with regard to Trade Secrets shall remain in effect for as long as such information shall remain a trade secret under applicable law.
6.1.4    Employee’s obligations with regard to Confidential Information shall remain in effect while he is employed or otherwise retained by the Bank and for fifteen (15) years thereafter.
6.1.5    As used in this Agreement, “Trade Secrets” means information of the Bank, suppliers, customers, or prospective or customers, including, but not limited to, data, formulas, patterns, compilations, programs, devices, methods, techniques, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers, which: (i) derives independent actual or potential commercial value, from not being generally known to or readily ascertainable through independent development by persons or entities who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
6.1.6    As used in this Agreement, “Confidential Information” means information other than Trade Secrets, that is of value to its owner and is treated as confidential, including, but not limited to, future business plans, marketing campaigns, and information regarding employees, provided, however, Confidential Information shall not include information which is in the public domain or becomes public knowledge through no fault of Employee.

6.2    Company Property. Upon the termination of his employment or upon Company’s earlier request, Employee shall: (i) deliver to the Bank all records, memoranda, data, documents and other property of any description which refer or relate in any way to Trade Secrets or Confidential Information, including all copies thereof, which are in his possession, custody or control; (ii) deliver to the Bank all Company property (including, but not limited to, keys, credit cards, customer files, contracts, proposals, work in process, manuals, forms, computer- stored work in process and other computer data, research materials, other items of business information concerning any Company customer, or Company business or business methods, including all copies thereof) which is in his possession, custody or control; (iii) bring all such records, files and other materials up to date before returning them; and (iv) fully cooperate with the Bank in winding up his work and transferring that work to other individuals designated by the Bank.
6.3    Competitive Business Activities. Employee agrees that during the Term of this Agreement and for a period of time ending on the date occurring one (1) year after the later of the date his employment terminates and/or this Agreement terminates (irrespective of the circumstances of such termination) (the “Non-Competition Period”), Employee will not engage in the following activities:
(a)    on Employee’s own or another’s behalf, whether as an officer, director, stockholder, partner, associate, owner, employee, consultant or otherwise:
(i)    compete with the Bank in the Bank’s Business;
(ii)    solicit or do business which is the same, similar to or otherwise in competition with the Bank’s Business, from or with persons or entities: (a) who are customers of the Bank; (b) who Employee or someone for whom he was responsible solicited, negotiated, contracted, serviced or had contact with on the Bank’s behalf; or (c) who were customers of the Bank at any time during the last year of Employee’s employment with the Bank; or
(iii)    offer employment to or otherwise solicit for employment any employee or other person who had been employed by the Bank during the last year of Employee’s employment with the Bank;
(b)    be employed (or otherwise engaged) in (i) a management capacity, (ii) other capacity providing the same or similar services which Employee provided to the Bank, or (iii) any capacity connected with competitive business activities, by any person or entity that engages in the same, similar or otherwise competitive business as the Bank’s Business; or
(c)    directly or indirectly take any action, which is materially detrimental, or otherwise intended to be adverse to the Bank’s goodwill, name, business relations, prospects and operations.

6.3.1    The restrictions set forth in Section 6.3(a)(i) apply to the following geographical areas: (i) within a 60-mile radius of the location of the Bank’s headquarters during Employee’s employment with the Bank; (ii) any city, metropolitan area, county, or state in which Employee’s substantial services were provided, or for which Employee had substantial responsibility, or in which Employee worked on Company projects, while employed by the Bank; (iii) any city, metropolitan area, county, or state in which the Bank is located or does or, during Employee’s employment with Company, did business.
6.3.2    Notwithstanding the foregoing, Employee’s ownership, directly or indirectly, of not more than one percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate Section 6.3.
6.4    Remedies. Employee acknowledges that his failure to abide by the Confidential Information, Company Property or Competitive Business Activities provisions of this Agreement would cause irreparable harm to the Bank for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Bank may be entitled by virtue of Employee’s failure to abide by these provisions; the Bank may seek legal and equitable relief, including, but not limited to, preliminary and permanent injunctive relief, for Employee’s actual or threatened failure to abide by these provisions without the necessity of posting any bond, and Employee will indemnify the Bank for all expenses including attorneys’ fees in seeking to enforce these provisions.
6.5    Tolling. The period during which Employee must refrain from the activities set forth in Sections 6.1 and 6.3 shall be tolled during any period in which he fails to abide by these provisions.
6.6    Other Agreements. Nothing in this Agreement shall terminate, revoke or diminish Employee’s obligations or the Bank’s rights and remedies under law or any agreements relating to trade secrets, confidential information, non-competition and intellectual property which Employee has executed in the past, or may execute in the future or contemporaneously with this Agreement.
7.    EXECUTIVE REPRESENTATION. Employee represents and warrants that his employment and obligations under this Agreement will not (i) breach any duty or obligation he owes to another or (ii) violate any law, recognized ethics standard or recognized business custom.
8.    WAIVER OF BREACH. The Company’s or Employee’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

9.    ENTIRE AGREEMENT. Except as expressly provided in this Agreement, this Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.
10.    SEVERABILITY. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement. Additionally, if any of the provisions, clauses or phrases in Section 6, Trade Secrets, Confidential Information, Company Property and Competitive Business Activities, are held unenforceable by a court of competent jurisdiction, then the parties desire that such provision, clause, or phrase be “blue-penciled” or rewritten by the court to the extent necessary to render it enforceable.
11.    PARTIES BOUND. The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Bank’s successors and assigns. Employee may not assign this Agreement.
12.    REMEDIES. Employee acknowledges that his breach of this Agreement would cause the Bank irreparable harm for which damages would be difficult, if not impossible, to ascertain and legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Bank may be entitled by virtue of the Employee’s breach or threatened breach of this Agreement, the Bank may seek equitable relief, including but not limited to preliminary and injunctive relief, and such other available remedies.
13.    GOVERNING LAW. This Agreement and the employment relationship created by it shall be governed by North Carolina law without giving effect to North Carolina choice of law provisions. The parties hereby consent to exclusive jurisdiction in North Carolina for the purpose of any litigation relating to this Agreement and agree that any litigation by or involving them relating to this Agreement shall be conducted in the courts of [Wake] County, North Carolina or the federal courts of the United States for the Eastern District of North Carolina.

14.    SECTION 409A OF THE INTERNAL REVENUE CODE.
14.1    Parties’ Intent. The parties intend that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Employee to incur any additional tax or interest under Section 409A, the Bank shall, upon the specific request of Employee, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Employee and the Bank of the applicable provision shall be maintained, and the Bank shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Bank. The Company shall timely use its reasonable business efforts to amend any plan or program in which Employee participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Bank shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.
14.2    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean “Separation from Service.”
14.3    Separate Payments. Any installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.
14.4    Delayed Distribution to Key Employees. If the Bank determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Bank’s sole discretion, that the Employee is a Key Employee of the Bank on the date his employment with the Bank terminates and that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of termination of the Employee’s employment (the “409A Delay Period”). In such event, any severance payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to the Employee during the 409A Delay Period shall be paid to the Employee in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. If the Employee is identified as a Key Employee on an Identification Date, then Employee shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

15.    Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year first written above.

EMPLOYEE

/s/ David H. Rupp_________________________________
David H. Rupp

FOUR OAKS BANK & TRUST COMPANY

By: /s/ Ayden R. Lee, Jr.___________________________

Title: Chairman/ President/ CEO_____________________

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (“Amendment No. 1”) is effective as of October 1, 2014, by and between Four Oaks Bank & Trust Company (the “Bank”) and David H. Rupp (“Employee”).

WHEREAS, Employee is currently employed with the Bank pursuant to an Employment Agreement entered into effective June 23, 2014 (the “Employment Agreement”); and

WHEREAS, the parties to the Employment Agreement desire to amend the Employment Agreement as provided in this Amendment No. 1 to reflect the promotion of Employee to Executive Vice President, Chief Operating Officer and to clarify that any award of an annual bonus is not limited to the year 2014.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Employment Agreement shall be amended as follows:

1.Amendment.
A. Section 2 “NATURE OF EMPLOYMENT/DUTIES” is amended by deleting the position title “Senior Vice President, Strategic Project Manager” and replacing it with the position title “Executive Vice President, Chief Operating Officer.”
B.Section 3.2 “2014 Bonus” is amended by deleting that Section in its entirety and replacing it with the following:
3.2    Annual Bonus. For the year 2014 and subsequent years of employment hereunder, Employee shall be eligible for a cash bonus of up to fifty percent (50%) of his Base Salary (“Annual Bonus”) (less applicable taxes and withholdings). The amount of the Annual Bonus shall be determined based on guidelines and performance measures mutually agreed upon by Employee and the Chief Executive Officer of the Bank. The Annual Bonus shall be provided to Employee provided that Employee is employed by the Bank on the last day of the year for which the award was earned. The Annual Bonus shall be paid no later than two and one-half months following the end of the year for which it was earned.
2.Counterparts. This Amendment No. 1 may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.
3.Effect of Amendment. Except as amended hereby, the Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects by the parties to the Employment Agreement.

IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed as of the day and year set forth above.

EMPLOYEE

/s/ David H. Rupp
David H. Rupp

FOUR OAKS BANK & TRUST COMPANY

By: /s/ Ayden R. Lee, Jr.
Name:     Ayden R. Lee, Jr.,
Title:     President and Chief Executive Officer

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